Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Global Energy Holdings Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-153851) of Global Energy Holdings Group, Inc. (the “Company”) of our report dated April 14, 2009 with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, statements of changes in stockholders’ equity, and statements of cash flows for the years ended December 31, 2008 and 2007, which report appears in the annual report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Imowitz Koenig & Co., LLP

New York, New York
April 14, 2009